EXHIBIT 99.1

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Investor contact: Ann Thornton 414-438-6887
Media contact: Kate Venne 414-358-5176

Brady Corporation Reports Fiscal 2020 Fourth Quarter Results

•Income before income taxes and losses of unconsolidated affiliate was $34.9 million in the fourth quarter of fiscal 2020 compared to $47.1 million in the same quarter of the prior year.
•Diluted EPS was $0.53 in the fourth quarter of fiscal 2020 compared to $0.68 in the same quarter of the prior year.
•Sales for the quarter declined 14.7 percent. Organic sales declined 13.7 percent and the impact of foreign currency translation decreased sales by 1.0 percent.

MILWAUKEE (September 16, 2020) -- Brady Corporation (NYSE: BRC) (“Brady” or “Company”), a world leader in identification solutions, today reported its financial results for its fiscal 2020 fourth quarter ended July 31, 2020.

Quarter Ended July 31, 2020 Financial Results:
Income before income taxes and losses of unconsolidated affiliate declined 26.0 percent to $34.9 million for the quarter ended July 31, 2020, compared to $47.1 million in the same quarter last year.
Net income for the quarter ended July 31, 2020 declined 24.4 percent to $27.7 million compared to $36.6 million in the same quarter last year. Earnings per diluted Class A Nonvoting Common Share were $0.53 for the fourth quarter of fiscal 2020, compared to $0.68 in the same quarter last year.
Sales for the quarter ended July 31, 2020 declined 14.7 percent, which consisted of an organic sales decline of 13.7 percent and a decline of 1.0 percent from foreign currency translation. Sales for the quarter ended July 31, 2020 were $251.7 million compared to $295.3 million in the same quarter last year. By segment, sales declined 22.8 percent in Identification Solutions and increased 9.7 percent in Workplace Safety, which consisted of an organic sales decline of 21.7 percent in Identification Solutions and organic sales growth of 10.8 percent in Workplace Safety.

Year Ended July 31, 2020 Financial Results:
Income before income taxes and losses of unconsolidated affiliate declined 14.4 percent to $140.9 million for the year ended July 31, 2020, compared to $164.6 million for the year ended July 31, 2019. Income before income taxes and losses of unconsolidated affiliate was reduced by non-cash impairment charges of $13.8 million for the year ended July 31, 2020.

Net income for the year ended July 31, 2020 declined 14.4 percent to $112.4 million compared to $131.3 million last year. Earnings per diluted Class A Nonvoting Common Share were $2.11 for the year ended July 31, 2020, compared to $2.46 last year. Diluted EPS was reduced by non-cash impairment charges of approximately $0.21 for the year ended July 31, 2020.
Sales for the year ended July 31, 2020 declined 6.8 percent, which consisted of an organic sales decline of 5.4 percent and a decline of 1.4 percent from foreign currency translation. Fiscal 2020 sales were $1.08 billion compared to $1.16 billion last year. By segment, sales declined 9.1 percent in Identification Solutions and declined 0.3 percent in Workplace Safety, which consisted of an organic sales decline of 8.0 percent in Identification Solutions and organic sales growth of 2.3 percent in Workplace Safety.

Commentary:
We are more focused than ever on doing our part to serve the front-line workers and other essential companies with the products and services they need to help fight this global pandemic. Our foremost focus has been on the safety of our employees and supporting the needs of our customers with the high-quality products and services that they have come to expect from Brady,” said Brady’s President and Chief Executive Officer, J. Michael Nauman. “This quarter, we saw demand in our Identification Solutions business begin to improve in June and July from the lows experienced in April and May; while our Workplace Safety business had a strong quarter with organic sales increasing more than 10% compared to last year. Growth in our Workplace Safety business was primarily driven by increased sales of safety and identification products directly related to the COVID-19 pandemic, including social distancing and personal hygiene signage. We remain focused on investing in new products, building on our positive momentum, and executing sustainable efficiencies throughout Brady. We believe that our ongoing investments in new product development combined with the much improved financial results in our Workplace Safety business and the improving sequential sales trends in our Identification Solutions business will make Brady an even stronger company when industrial end-market demand returns.”
“Brady is financially strong. As of July 31, 2020, we had $217.6 million of cash and no outstanding debt,” said Brady’s Chief Financial Officer, Aaron Pearce. “We generated $141.0 million of cash flow from operating activities this year, we invested $27.3 million in capital expenditures, we returned $45.8 million to our shareholders in the form of dividends, and we returned $64.5 million to our shareholders in the form of share buybacks. Our strong cash generation and balance sheet allow us to continue to execute our capital allocation strategy which involves investing to grow our organic business, paying a strong dividend, buying back our shares in an opportunistic manner, and investing in acquisitions that are consistent with our strategies. Brady’s strong balance sheet and cash generation positions us well for future financial success.”
A webcast regarding Brady’s fiscal 2020 fourth quarter financial results will be available at www.bradycorp.com/investors beginning at 9:30 a.m. central time today.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2020, employed approximately 5,400 people in its worldwide businesses. Brady’s fiscal 2020 sales were approximately $1.08 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradycorp.com.

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In this news release, statements that are not reported financial results or other historic information are “forward-looking statements.” These forward-looking statements relate to, among other things, the Company's future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations.

The use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project, ” “continue” or “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions, and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from: adverse impacts of the novel coronavirus (“COVID-19”) pandemic or other pandemics; decreased demand for our products; our ability to compete effectively or to successfully execute our strategy; Brady’s ability to develop technologically advanced products that meet customer demands; raw material and other cost increases; difficulties in protecting our websites, networks, and systems against security breaches; extensive regulations by U.S. and non-U.S. governmental and self-regulatory entities; risks associated with the loss of key employees; divestitures and contingent liabilities from divestitures; Brady’s ability to properly identify, integrate, and grow acquired companies; litigation, including product liability claims; foreign currency fluctuations; potential write-offs of Brady’s goodwill and other intangible assets; changes in tax legislation and tax rates; differing interests of voting and non-voting shareholders; numerous other matters of national, regional and global scale, including major public health issues and those of a political, economic, business, competitive, and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section within Item 1A of Part I of Brady’s Form 10-K for the year ended July 31, 2020.

These uncertainties may cause Brady's actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements except as required by law.

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; Dollars in thousands, except per share data)

	Three months ended July 31,		Year ended July 31,
	2020	2019	2020	2019
Net sales	$251,744	$295,278	$1,081,299	$1,160,645
Cost of goods sold	133,238	148,698	552,734	581,967
Gross margin	118,506	146,580	528,565	578,678
Operating expenses:
Research and development	9,364	11,331	40,662	45,168
Selling, general and administrative	75,923	89,094	336,059	371,082
Impairment charges	—	—	13,821	—
Total operating expenses	85,287	100,425	390,542	416,250

Operating income	33,219	46,155	138,023	162,428

Other income (expense):
Investment and other income	1,827	1,621	5,079	5,046
Interest expense	(190)	(693)	(2,166)	(2,830)

Income before income taxes and losses of unconsolidated affiliate	34,856	47,083	140,936	164,644

Income tax expense	6,925	10,470	28,321	33,386

Income before losses of unconsolidated affiliate	27,931	36,613	112,615	131,258
Equity in losses of unconsolidated affiliate	(246)	—	(246)	—

Net income	$27,685	$36,613	$112,369	$131,258

Net income per Class A Nonvoting Common Share:
Basic	$0.53	$0.69	$2.13	$2.50
Diluted	$0.53	$0.68	$2.11	$2.46
Dividends	$0.22	$0.21	$0.87	$0.85

Net income per Class B Voting Common Share:
Basic	$0.53	$0.69	$2.11	$2.48
Diluted	$0.53	$0.68	$2.10	$2.45
Dividends	$0.22	$0.21	$0.85	$0.83

Weighted average common shares outstanding:
Basic	51,983	52,885	52,763	52,596
Diluted	52,389	53,647	53,231	53,323

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; Dollars in thousands)

	July 31, 2020	July 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$217,643	$279,072
Accounts receivable—net	146,181	158,114
Inventories	135,662	120,037
Prepaid expenses and other current assets	9,962	16,056
Total current assets	509,448	573,279
Property, plant and equipment—net	115,068	110,048
Goodwill	416,034	410,987
Other intangible assets	22,334	36,123
Deferred income taxes	8,845	7,298
Operating lease assets	41,899	—
Other assets	28,838	19,573
Total	$1,142,466	$1,157,308
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$62,547	$64,810
Accrued compensation and benefits	41,546	62,509
Taxes, other than income taxes	8,057	8,107
Accrued income taxes	8,652	6,557
Current operating lease liabilities	15,304	—
Other current liabilities	49,782	49,796
Current maturities on long-term debt	—	50,166
Total current liabilities	185,888	241,945
Long-term operating lease liabilities	31,982	—
Other liabilities	61,524	64,589
Total liabilities	279,394	306,534
Stockholders’ equity:
Class A nonvoting common stock—Issued 51,261,487 shares, and outstanding 48,456,954 and 49,458,841 shares, respectively	513	513
Class B voting common stock—Issued and outstanding, 3,538,628 shares	35	35
Additional paid-in capital	331,761	329,969
Retained earnings	704,456	637,843
Treasury stock—2,804,533 and 1,802,646 shares, respectively of Class A nonvoting common stock, at cost	(107,216)	(46,332)
Accumulated other comprehensive loss	(66,477)	(71,254)
Total stockholders’ equity	863,072	850,774
Total	$1,142,466	$1,157,308

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in thousands)

	Year ended July 31,
	2020	2019
Operating activities:
Net income	$112,369	$131,258
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,437	23,799
Stock-based compensation expense	8,843	12,092
Deferred income taxes	(764)	7,825
Impairment charges	13,821	—
Equity in losses of unconsolidated affiliate	246	—
Other	2,611	2,347
Changes in operating assets and liabilities:
Accounts receivable	13,902	3,496
Inventories	(13,917)	(9,922)
Prepaid expenses and other assets	4,477	368
Accounts payable and accrued liabilities	(26,128)	(11,903)
Income taxes	2,080	2,851
Net cash provided by operating activities	140,977	162,211

Investing activities:
Purchases of property, plant and equipment	(27,277)	(32,825)
Purchase of equity method investment	(6,000)	—
Other	(2,842)	(1,638)
Net cash used in investing activities	(36,119)	(34,463)

Financing activities:
Payment of dividends	(45,756)	(44,732)
Proceeds from exercise of stock options	5,511	25,658
Payments for employee taxes withheld from stock-based awards	(9,065)	(5,651)
Purchase of treasury stock	(64,514)	(3,182)
Proceeds from borrowing on credit facilities	20,697	13,637
Repayment of borrowing on credit facilities	(21,855)	(13,568)
Principal payments on debt	(48,672)	—
Other	134	210
Net cash used in financing activities	(163,520)	(27,628)

Effect of exchange rate changes on cash and cash equivalents	(2,767)	(2,475)

Net (decrease) increase in cash and cash equivalents	(61,429)	97,645
Cash and cash equivalents, beginning of period	279,072	181,427

Cash and cash equivalents, end of period	$217,643	$279,072

BRADY CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited; Dollars in thousands)

	Three months ended July 31,		Year ended July 31,
	2020	2019	2020	2019
NET SALES
ID Solutions	$171,189	$221,817	$784,707	$863,100
Workplace Safety	80,555	73,461	296,592	297,545
Total	$251,744	$295,278	$1,081,299	$1,160,645

SALES INFORMATION
ID Solutions
Organic	(21.7)%	3.3%	(8.0)%	4.1%
Currency	(1.1)%	(1.5)%	(1.1)%	(2.1)%
Total	(22.8)%	1.8%	(9.1)%	2.0%
Workplace Safety
Organic	10.8%	(2.6)%	2.3%	(0.7)%
Currency	(1.1)%	(3.3)%	(2.6)%	(3.7)%
Divestitures	—%	(1.9)%	—%	(4.8)%
Total	9.7%	(7.8)%	(0.3)%	(9.2)%
Total Company
Organic	(13.7)%	1.7%	(5.4)%	2.8%
Currency	(1.0)%	(1.9)%	(1.4)%	(2.6)%
Divestitures	—%	(0.5)%	—%	(1.3)%
Total	(14.7)%	(0.7)%	(6.8)%	(1.1)%

SEGMENT PROFIT
ID Solutions	$31,140	$45,642	$150,639	$164,953
Workplace Safety	6,028	6,724	21,019	23,025
Total	$37,168	$52,366	$171,658	$187,978
SEGMENT PROFIT AS A PERCENT OF NET SALES
ID Solutions	18.2%	20.6%	19.2%	19.1%
Workplace Safety	7.5%	9.2%	7.1%	7.7%
Total	14.8%	17.7%	15.9%	16.2%

	Three months ended July 31,		Year ended July 31,
	2020	2019	2020	2019
Total segment profit	$37,168	$52,366	$171,658	$187,978
Unallocated amounts:
Administrative costs	(3,949)	(6,211)	(19,814)	(25,550)
Impairment charges	—	—	(13,821)	—
Investment and other income	1,827	1,621	5,079	5,046
Interest expense	(190)	(693)	(2,166)	(2,830)
Income before income taxes and losses of unconsolidated affiliate	$34,856	$47,083	$140,936	$164,644